Exhibit 3.1

AMENDED AND RESTATED BYLAWS

OF

LIQUIDMETAL TECHNOLOGIES, INC.

(the “Company”)

Adopted September 30, 2015

TABLES OF CONTENTS

(continued)

 (ii)

ARTICLE I. STOCKHOLDERS

Section 1.1     Time and Place of Meetings.

All meetings of stockholders will be held at such time and place, within or without the State of Delaware, as may be designated by the Board of Directors of the Company (the “Board”) from time to time or, in the absence of a designation by the Board, the Chairman of the Board (the “Chairman”), the Chief Executive Officer or the Secretary, and stated in the notice of the meeting. Notwithstanding the foregoing, the Board may, in its sole discretion, determine that a meeting of stockholders will not be held at any place, but may instead be held by means of remote communications, subject to such guidelines and procedures as the Board may adopt from time to time. The Board may postpone, reschedule or cancel any previously scheduled annual or special meeting of stockholders.

Section 1.2     Annual Meetings.

At each annual meeting of stockholders, the stockholders will elect, by a plurality of the votes of the shares present in person or represented by proxy at such meeting and entitled to vote on the election of Directors, the Directors to succeed those Directors whose terms expire at such meeting and will transact such other business as may properly be brought before the meeting in accordance with Sections 1.8, 1.9, 1.10 and 1.11.

Section 1.3     Special Meetings.

A special meeting of stockholders may be called only by (a) the Chairman, (b) the Chief Executive Officer, or (c) the Secretary after receipt by the Chairman and the Secretary of the written request of a majority of the total number of Directors that the Company would have if there were no vacancies on the Board (the “Whole Board”), in each case to transact only such business as is properly brought before the meeting in accordance with Section 1.8 and specified in the notice of the meeting or authorized by a majority of the Whole Board to be brought before the meeting. For the avoidance of doubt, stockholders shall not be permitted to propose business to be brought before a special meeting of stockholders. Notwithstanding the foregoing, special meetings of holders of any outstanding preferred stock of the Company (the “Preferred Stock”), as authorized by the Company’s Amended and Restated Certificate of Incorporation (as amended and/or restated the “Certificate of Incorporation”), may be called in the manner and for the purposes, if any, provided in the applicable certificate of designation with respect to such Preferred Stock (the “Preferred Stock Designation”).

Section 1.4     Notice of Meetings.

Notice of every meeting of stockholders, stating the place, if any, date and time thereof, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting, the purpose or purposes for which the meeting is called, will be given, in a form permitted by Section 3.1 or by the General Corporation Law of the State of Delaware (the “DGCL”), not less than 10 nor more than 60 calendar days before the date of the meeting to each stockholder of record entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting, except as otherwise provided by law. When a meeting is adjourned to another place, date, or time, notice need not be given of the adjourned meeting if the place, if any, date and time thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than 30 calendar days, notice of the place, if any, date and time thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting must be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting. At any adjourned meeting, any business may be transacted which properly could have been transacted at the original meeting.

Section 1.5     Inspectors.

If required by law, the Company will, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Company may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the Presiding Officer (as such term is defined in Section 1.8) of the meeting will appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the Company outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the Company represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the Company represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Company, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

Section 1.6     Quorum.

Except as otherwise provided by law or by the Certificate of Incorporation (including any Preferred Stock Designation), the holders of a majority in voting power of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at a meeting of stockholders for the transaction of business thereat. If, however, such quorum is not present or represented at any meeting of stockholders, either the Presiding Officer (as such term is defined in Section 1.8) or the stockholders entitled to vote thereat, present in person or represented by proxy, will have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented.

Section 1.7     Voting; Proxies.

Except as otherwise provided by law or by the Certificate of Incorporation (including any Preferred Stock Designation), each stockholder will be entitled at every meeting of the stockholders to one vote for each share of stock having voting power standing in the name of such stockholder on the books of the Company on the record date for the meeting and such votes may be cast either in person or by proxy. Every proxy must be authorized in a manner permitted by Section 212 of the DGCL (or any successor provision). When a quorum is present at any meeting of stockholders, the affirmative vote of the holders of a majority in voting power of the stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter will be the act of the stockholders in all matters other than the election of Directors, except as otherwise provided in these Bylaws, the Certificate of Incorporation (including any Preferred Stock Designation), the rules and regulations of any stock exchange applicable to the Company or by law.

Section 1.8     Order of Business; Adjournments.

The Chairman, the director selected by the independent directors to serve as the lead independent director of the Board, if any (the “Lead Director”), or such other officer of the Company designated from time to time by a majority of the Whole Board, will call meetings of stockholders to order and will act as presiding officer thereof (the “Presiding Officer”). Unless otherwise determined by the Board prior to the meeting, the Presiding Officer of the meeting of stockholders will also determine the order of business and have the authority in his or her sole discretion to determine the rules of procedure and regulate the conduct of any such meeting, including, without limitation, by imposing restrictions on the persons (other than stockholders of the Company or their duly appointed proxy holders) that may attend any such stockholders’ meeting, by ascertaining whether any stockholder or his or her proxy holder may be excluded from any meeting of stockholders based upon any determination by the Presiding Officer, in his or her sole discretion, that any such person has disrupted or is likely to disrupt the proceedings thereat, by determining the circumstances in which any person may make a statement or ask questions at any meeting of stockholders, by ruling on all procedural questions that may arise during or in connection with the meeting, by determining whether any nomination or business proposed to be brought before the meeting has been properly brought before the meeting and by determining the time or times at which the polls for voting at the meeting will be opened and closed. Unless otherwise determined by the Board prior to the meeting, the Presiding Officer of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting. Unless and to the extent determined by the Board or the Presiding Officer of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 1.9     Notice of Stockholder Proposals.

(a)     Business to Be Conducted at Annual Meeting. At an annual meeting of stockholders, only such business may be conducted as has been properly brought before the meeting. To be properly brought before an annual meeting, business (other than the nomination of a person for election as a director, which is governed by Section 1.10, and to the extent applicable, Section 1.11) must be (i) brought before the meeting by or at the direction of the Board (or a duly authorized committee thereof) or (ii) otherwise properly brought before the meeting by a stockholder who (A) has complied with all applicable requirements of this Section 1.9 and Section 1.11 in relation to such business, (B) was a stockholder of record of the Company at the time of giving the notice required by Section 1.11(a) and is a stockholder of record of the Company at the time of the annual meeting, and (C) is entitled to vote at the annual meeting. For the avoidance of doubt, the foregoing clause (ii) will be the exclusive means for a stockholder to submit business before an annual meeting of stockholders (other than proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”) and included in the notice of meeting given by or at the direction of the Board or a duly authorized committee thereof).

(b)     Required Form for Stockholder Proposals. To be in proper written form, a stockholder’s notice to the Secretary must set forth:

(i)     Information Regarding the Proposing Person. As to each Proposing Person (as such term is defined in Section 1.11(d)(ii)):

(A)     the name and address of such Proposing Person, as they appear on the Company’s stock transfer book;

(B)     the class, series and number of shares of the Company beneficially owned or owned of record by such Proposing Person (including any shares of any class or series of the Company as to which such Proposing Person has a right to acquire beneficial ownership, whether such right is exercisable immediately or only after the passage of time);

(C)     a representation (1) that the stockholder giving the notice is a holder of record of stock of the Company entitled to vote at the annual meeting and intends to appear in person or by proxy at the annual meeting to bring such business before the annual meeting and (2) as to whether any Proposing Person intends to deliver a proxy statement and form of proxy to holders of at least the percentage of shares of the Company entitled to vote and required to approve the proposal and, if so, identifying such Proposing Person;

(D)     a description of any (1) option, warrant, convertible security, stock appreciation right or similar right or interest (including any derivative securities, as defined under Rule 16a-1 under the Exchange Act), whether or not presently exercisable, with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of securities of the Company or with a value derived in whole or in part from the value of any class or series of securities of the Company, whether or not such instrument or right is subject to settlement in whole or in part in the underlying class or series of securities of the Company or otherwise, directly or indirectly held of record or owned beneficially by such Proposing Person and (2) each other direct or indirect right or interest that may enable such Proposing Person to profit or share in any profit derived from, or to manage the risk or benefit from, any increase or decrease in the value of the Company’s securities, in each case regardless of whether (x) such right or interest conveys any voting rights in such security to such Proposing Person, (y) such right or interest is required to be, or is capable of being, settled through delivery of such security, or (z) such Proposing Person may have entered into other transactions that hedge the economic effect of any such right or interest (any such right or interest referred to in this clause (D), being a “Derivative Interest”);

(E)     any proxy, contract, arrangement, understanding or relationship pursuant to which the Proposing Person has a right to vote any shares of the Company or which has the effect of increasing or decreasing the voting power of such Proposing Person;

(F)     any rights directly or indirectly held of record or beneficially by the Proposing Person to dividends on the shares of the Company that are separated or separable from the underlying shares of the Company;

(G)     any performance-related fees (other than an asset-based fee) to which the Proposing Person may be entitled as a result of any increase or decrease in the value of shares of the Company or Derivative Interests; and

(H)     any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required pursuant to Section 14(a) of the Exchange Act to be made in connection with a general solicitation of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting.

(ii)     Information Regarding the Proposal: As to each item of business that the stockholder giving the notice proposes to bring before the annual meeting:

(A)     a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons why such stockholder or any other Proposing Person believes that the taking of the action or actions proposed to be taken would be in the best interests of the Company and its stockholders;

(B)     a description in reasonable detail of any material interest of any Proposing Person in such business and a description in reasonable detail of all agreements, arrangements and understandings among the Proposing Persons or between any Proposing Person and any other person or entity in connection with the proposal; and

(C)     the text of the proposal or business (including the text of any resolutions proposed for consideration and the text of any proposed Bylaw amendment).

(c)     A stockholder is not entitled to have its proposal included in the Company’s proxy statement and form of proxy solely as a result of such stockholder’s compliance with the foregoing provisions of this Section 1.9.

(d)     If a stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting to present its proposal, such proposed business will not be transacted (notwithstanding that proxies in respect of such vote may have been received by the Company). For purposes of this Section 1.9(d) and Section 1.10(d), to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

Section 1.10     Notice of Director Nominations.

(a)     Nomination of Directors. Subject to the rights, if any, of any series of Preferred Stock to nominate or elect Directors under circumstances specified in a Preferred Stock Designation, only persons who are nominated in accordance with the procedures set forth in this Section 1.10 will be eligible to serve as directors. Nominations of persons for election as directors of the Company may be made only at an annual meeting of stockholders (i) by or at the direction of the Board (or duly authorized committee thereof) or (ii) by a stockholder who (A) has complied with all applicable requirements of this Section 1.10 and Section 1.11 in relation to such nomination, (B) was a stockholder of record of the Company at the time of giving the notice required by Section 1.11(a) and is a stockholder of record of the Company at the time of the annual meeting, and (C) is entitled to vote at the annual meeting.

(b)     Required Form for Director Nominations. To be in proper written form, a stockholder’s notice to the Secretary must set forth:

(i)     Information Regarding the Nominating Person. As to each Nominating Person (as such term is defined in Section 1.11(d)(iii)), the information set forth in Section 1.9(b)(i) (except that for purposes of this Section 1.10, the term “Nominating Person” will be substituted for the term “Proposing Person” in all places it appears in Section 1.9(b)(i) and any reference to “business” or “proposal” therein will be deemed to be a reference to the “nomination” contemplated by this Section 1.10).

(ii)     Information Regarding the Nominee: As to each person whom the stockholder giving notice proposes to nominate for election as a director:

(A)     all information with respect to such proposed nominee that would be required to be set forth in a stockholder’s notice pursuant to Section 1.9(b)(i) if such proposed nominee were a Nominating Person;

(B)     all information relating to such proposed nominee that would be required to be disclosed in a proxy statement or other filing required pursuant to Section 14(a) under the Exchange Act to be made in connection with a general solicitation of proxies for an election of directors in a contested election (including such proposed nominee’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected);

(C)     all information that would be required to be disclosed pursuant to Items 403 and 404 under Regulation S-K if the stockholder giving the notice or any other Nominating Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant;

(D)     a completed written questionnaire with respect to the identity, background and qualification of the proposed nominee and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire will be provided by the Secretary upon written request); and

(E)     a written representation and agreement (in the form provided by the Secretary upon written request) that the proposed nominee (1) is not and will not become a party to (x) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how the proposed nominee, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (y) any Voting Commitment that could limit or interfere with the proposed nominee’s ability to comply, if elected as a director of the Company, with the proposed nominee’s fiduciary duties under applicable law, (2) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein and (3) if elected as a director of the Company, the proposed nominee would be in compliance and will comply, with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.

The Company may require any proposed nominee to furnish such other information as may be reasonably required by the Company to determine the qualifications and eligibility of such proposed nominee to serve as a director.

(c)     A stockholder is not entitled to have its nominees included in the Company’s proxy statement solely as a result of such stockholder’s compliance with the foregoing provisions of this Section 1.10.

(d)     If a stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting to present its nomination, such nomination will be disregarded (notwithstanding that proxies in respect of such nomination may have been received by the Company).

Section 1.11     Additional Provisions Relating to the Notice of Stockholder Business and Director Nominations.

(a)     Timely Notice. To be timely, a stockholder’s notice required by Section 1.9(a) or Section 1.10(a) must be delivered to or mailed and received by the Secretary at the principal executive offices of the Company not less than 90 nor more than 120 calendar days prior to the first anniversary of the date on which the Company held the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 calendar days prior to or delayed by more than 30 calendar days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 90th calendar day prior to such annual meeting and the 10th calendar day following the day on which public disclosure of the date of such meeting is first made. In no event will an adjournment or postponement of an annual meeting (or any announcement of any such adjournment or postponement) commence a new time period or extend any time period for the giving of a stockholder’s notice as described above.

(b)     Updating Information in Notice. A stockholder providing notice of business proposed to be brought before an annual meeting pursuant to Section 1.9 or notice of any nomination to be made at an annual meeting pursuant to Section 1.10 must further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to Section 1.9 or Section 1.10, as applicable, is true and correct at all times up to and including the date of the meeting and any adjournment or postponement thereof. Without limiting the foregoing, such stockholder shall provide an update and supplement (i) as of the record date, not later than the later of five business days after the record date for the meeting and five business days after the first public disclosure of the record date for the meeting, and (ii) as of 10 business days prior to the meeting or any adjournment or postponement thereof, not later than eight business days prior to the date for the meeting, if practicable (or, if not practicable, on the first practicable date prior to any adjournment or postponement thereof). Such updates and supplements will be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Company.

(c)     Determinations of Form, Etc. The Presiding Officer of any annual meeting will, if the facts warrant, determine that a proposal was not made in accordance with the procedures prescribed by Section 1.9 and this Section 1.11 or that a nomination was not made in accordance with the procedures prescribed by Section 1.10 and this Section 1.11, and if he or she should so determine, he or she will so declare to the meeting and the defective proposal or nomination, as applicable, will be disregarded.

(d)     Certain Definitions.

(i)     For purposes of Section 1.9 and Section 1.10 and this Section 1.11, “public disclosure” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document filed by the Company with the Securities and Exchange Commission pursuant to Exchange Act or furnished by the Company to stockholders.

(ii)     For purposes of Section 1.9 and this Section 1.11, “Proposing Person” means (A) the stockholder providing the notice of business proposed to be brought before an annual meeting, (B) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (C) any Affiliate or Associate (each within the meaning of Rule 12b-2 under the Exchange Act) of such stockholder or beneficial owner.

(iii)     For purposes of Section 1.10 and this Section 1.11, “Nominating Person” means (A) the stockholder providing the notice of the nomination proposed made to be at an annual meeting, (B) the beneficial owner or beneficial owners, if different, on whose behalf the notice of nomination proposed to be made at the annual meeting is made, and (C) any Affiliate or Associate (each within the meaning of Rule 12b-2 under the Exchange Act) of such stockholder or beneficial owner.

Section 1.12     Record Dates.

(a)     In order that the Company may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b)     In order that the Company may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which shall not be more than sixty (60) days prior to such other action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

(c)     The Company will be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes, and will not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Company has notice thereof, except as expressly provided by applicable law.

Section 1.13     Written Consent of Stockholders in Lieu of Meeting.

Unless otherwise provided in the Certificate of Incorporation of the Company, any action required to be taken or which may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed, in person or by proxy, by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted in person or by proxy and shall be delivered to the Company as required by law. An electronic transmission consent to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this section, provided that any such electronic transmission sets forth or is delivered with the information from which the Company can determine (1) that the electronic transmission was transmitted by the stockholder or proxyholder, or by a person or persons authorized to act for the stockholder or proxyholder and (2) the date on which such stockholder or proxyholder or authorized person or persons transmitted such electronic transmission. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

ARTICLE II. DIRECTORS

Section 2.1     Function.

The business and affairs of the Company will be managed by, or under the direction of, the Board.

Section 2.2     Number, Election and Terms.

Subject to the rights, if any, of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, the authorized number of Directors may be determined from time to time only by a vote of a majority of the Whole Board. The Directors will be classified with respect to the time for which they severally hold office in accordance with the provisions of the Certificate of Incorporation.

Section 2.3     Vacancies and Newly Created Directorships.

Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, newly created directorships resulting from any increase in the authorized number of Directors and any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause may be filled only by the affirmative vote of a majority of the remaining Directors then in office even though less than a quorum of the Board, or by a sole remaining Director. Any Director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor is elected and qualified. No decrease in the authorized number of Directors will shorten the term of any incumbent Director.

Section 2.4     Removal.

Subject to the rights, if any, of the holders of any series of Preferred Stock specified in a Preferred Stock Designation, any Director may be removed from office by the stockholders only for cause.

Section 2.5     Resignation.

Any Director may resign at any time upon notice given in writing or by electronic transmission to the Chairman, the Lead Director (if a Lead Director has been so selected and is serving in such capacity prior to the meeting) or the Secretary. Any resignation is effective when the resignation is delivered to the Company unless the resignation specified a later effective date or an effective date determined upon the happening of an event or events.

Section 2.6     Regular Meetings.

Regular meetings of the Board may be held immediately after the annual meeting of the stockholders and at such other time and place either within or without the State of Delaware as may from time to time be determined by the Board. Notice of regular meetings of the Board need not be given.

Section 2.7     Special Meetings.

Special meetings of the Board may be called by the Chairman, the Lead Director (if a Lead Director has been so selected and is serving in such capacity prior to the meeting) or the Chief Executive Officer on 24 hours notice to each Director by whom such notice is not waived, given in a form permitted by Section 3.1 or by the DGCL, and will be called by the Chairman, the Lead Director (if a Lead Director has been so selected and is serving in such capacity prior to the meeting) or the Chief Executive Officer, in like manner and on like notice, on the request of a majority of the directors then in office. Special meetings of the Board may be held at such time and place either within or without the State of Delaware as is determined by the Board or specified in the notice of any such meeting.

Section 2.8     Quorum.

At all meetings of the Board, a majority of the Whole Board will constitute a quorum for the transaction of business. Except for action to be taken by committees of the Board as provided in Section 2.10, and except for actions required by these Bylaws or the Certificate of Incorporation to be taken by a majority of the Whole Board, the act of a majority of the Directors present at any meeting at which there is a quorum will be the act of the Board. If a quorum is not present at any meeting of the Board, the Directors present thereat may adjourn the meeting from time to time to another place, time, or date, without notice other than announcement at the meeting, until a quorum is present.

Section 2.9     Participation in Meetings by Remote Communications.

Members of the Board or any committee designated by the Board may participate in a meeting of the Board or any such committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting will constitute presence in person at the meeting.

Section 2.10     Committees.

The Board may designate one or more committees, each committee to consist of one or more of the Directors. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board, or in these Bylaws, will have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers which may require it; but no such committee will have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of Directors) expressly required by the DGCL to be submitted to stockholders for approval or (b) making, adopting, amending or repealing any provision of these Bylaws.

Section 2.11     Compensation.

The Board may establish the compensation of directors, including, without limitation, compensation for membership on the Board and on committees of the Board, attendance at meetings of the Board or committees of the Board, and for other services provided to the Company or at the request of the Board (including service as the Lead Director).

Section 2.12     Rules.

The Board may adopt rules and regulations for the conduct of meetings and the oversight of the management of the affairs of the Company.

Section 2.13     Board Action by Written Consent without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 2.14     Chairman of the Board.

The Board, by a majority vote of the Whole Board, shall elect a Chairman from among the members of the Board. The Chairman shall not be considered to be an officer of the Company in his or her capacity as such. The Chairman may be removed from that capacity by a majority vote of the Whole Board. The Chairman shall preside at meetings of the Board and of the stockholders of the Company and exercise and perform such other powers and duties as may from time to time be assigned to him or her by the Board or as may be prescribed by these Bylaws. In the absence of the Chairman, such other director of the Company designated by the Chairman or by the Board shall act as chairman of any such meeting. The Board may appoint a Vice Chairman of the Board to exercise and perform such other powers and duties as may from time to time be assigned to him or her by the Board.

ARTICLE III. NOTICES

Section 3.1     Generally.

(a)     Except as otherwise provided by law, these Bylaws, or the Certificate of Incorporation, whenever by law or under the provisions of the Certificate of Incorporation or these Bylaws notice is required to be given to any stockholder, it will not be construed to require personal notice, but such notice may be given in writing, by United States mail or, to the extent permitted by the DGCL, by electronic transmission, addressed to such stockholder. Any notice sent to stockholders by mail shall be sent to the address of such stockholder as it appears on the records of the Company, with postage thereon prepaid, and such notice will be deemed to be given at the time when the same is deposited in the United States mail. Notices sent by electronic transmission shall be deemed effective as set forth in Section 232 of the DGCL. For purposes of this Section 3.1, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

(b)     Notices to Directors may be given by mail or courier service, telephone, electronic transmission or as otherwise may be permitted by these Bylaws. Any notice will be deemed given at the time specified in Section 3.1(a) for notices given to stockholders.

Section 3.2     Waivers.

Whenever any notice is required to be given by law or under the provisions of the Certificate of Incorporation or these Bylaws, a waiver thereof in writing, signed by the person entitled to such notice, or a waiver by electronic transmission by the person entitled to such notice, whether before or after the time of the event for which notice is to be given, will be deemed equivalent to such notice. Attendance of a person at a meeting will constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

ARTICLE IV. OFFICERS

Section 4.1     Generally.

The officers of the Company will be elected by the Board and will consist of a Chief Executive Officer and a Secretary. The Board may also choose any or all of the following: a Chairman of the Board, a Vice Chairman of the Board, a President, Chief Financial Officer, one or more Vice Presidents (who may be given particular designations with respect to authority, function, or seniority), one or more Assistant Secretaries, one or more Treasurers, one or more Assistant Treasurers and such other officers as the Board may from time to time determine. Notwithstanding the foregoing, the Board may authorize the Chief Executive Officer to appoint any person to any office other than the Chairman, Vice Chairman, Chief Executive Officer, President or Secretary. Any number of offices may be held by the same person. The person elected to serve as Chief Executive Officer will also serve as President, unless another individual is elected by the Board to serve as President. The person elected to serve as Chief Financial Officer will also serve as Treasurer, unless another individual is elected by the Board or appointed by the Chief Executive Officer to serve as Treasurer. Any of the offices may be left vacant from time to time as the Board may determine. In the case of the absence or disability of any officer of the Company or for any other reason deemed sufficient by a majority of the Board, the Board may delegate the absent or disabled officer’s powers or duties to any other officer or to any Director.

Section 4.2     Compensation.

The compensation of all officers and agents of the Company who are also Directors of the Company will be fixed by the Board or by a committee of the Board. The Board may fix, or delegate the power to fix, the compensation of other officers and agents of the Company to an officer of the Company.

Section 4.3     Succession.

The officers of the Company will hold office until their successors are elected and qualified or until such officer’s earlier death, resignation or removal. Any officer may be removed at any time by the affirmative vote of a majority of the Board. Notwithstanding the foregoing, the Board may authorize the Chief Executive Officer to remove any officer other than the Chairman, Vice Chairman, President or Secretary. Any vacancy occurring in any office of the Company may be filled by the Board or by the Chief Executive Officer as provided in Section 4.1.

Section 4.4     Authority and Duties.

Each of the officers of the Company will have such authority and will perform such duties as are customarily incident to their respective offices or as may be specified from time to time by the Board.

ARTICLE V. STOCK

Section 5.1     Certificates.

The shares of stock of the Company will be represented by certificates unless the Board provides by resolution or resolutions that some or all of any or all classes or series of the stock of the Company shall be uncertificated shares. Certificates, if any, representing shares of stock of the Company will be in such form as is determined by the Board, subject to applicable legal requirements. Each such certificate shall be numbered and shall be signed by, or in the name of the Company by, the Chairman, the Vice Chairman, the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary. Any or all of the signatures on a certificate may be a facsimile signature. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Company with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

Section 5.2     Transfer.

Transfers of shares shall be made upon the books of the Company (i) only by the holder of record thereof, or by a duly authorized agent, transferee or legal representative and (ii) in the case of certificated shares, upon the surrender to the Company of the certificate or certificates for such shares. No transfer shall be made that is inconsistent with the provisions of applicable law.

Section 5.3     Classes of Stock.

The powers, designations, preferences and relative, participating, optional, or other special rights of each class or series of stock represented by certificates, if any, and the qualifications, limitations or restrictions of such preferences and/or rights will be set forth in full or summarized on the face or back of the certificates representing such class or series of stock or, in lieu thereof, on the face or back of such certificates will be a statement that the Company will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional, or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the Company shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to this Section 5.2 and the DGCL or a statement that the Company will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

Section 5.4     Lost, Stolen or Destroyed Certificates.

The Secretary may direct a new certificate or certificates or uncertificated shares to be issued in place of any certificate or certificates theretofore issued by the Company alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact, satisfactory to the Secretary, by the person claiming the certificate of stock to be lost, stolen or destroyed. As a condition precedent to the issuance of a new certificate or certificates or uncertificated shares, the Secretary may require the owners of such lost, stolen or destroyed certificate or certificates to give the Company a bond in such sum and with such surety or sureties as the Secretary may direct as indemnity against any claims that may be made against the Company with respect to the certificate alleged to have been lost, stolen or destroyed or the issuance of the new certificate or uncertificated shares.

ARTICLE VI. INDEMNIFICATION

Section 6.1     Right to Indemnification.

Each person who was or is made a party or is threatened to be made a party to or is otherwise subject to or involved in any claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or an officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified by the Company to the fullest extent permitted or required by the DGCL and any other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith (“Indemnifiable Losses”); provided, however, that, except as provided in Section 6.4 with respect to Proceedings to enforce rights to indemnification, the Company shall indemnify any such Indemnitee pursuant to this Section 6.1 in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

The Board in its discretion shall have the power on behalf of the Company to indemnify any person made a party to any Proceeding, by reason of the fact that he/she, his/her testator or intestate, is or was an employee or agent of the Company.

To assure indemnification under this Section 6.1 of all persons who are determined by the Company or otherwise to be or to have been “fiduciaries” of any employee benefit plan of the Company which may exist from time to time, Section 145 of the DGCL shall, for the purposes of this Section 6.1, be interpreted as follows: an “other enterprise” shall be deemed to include such an employee benefit plan, including without limitation, any plan of the Company which is governed by the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”); the Company shall be deemed to have requested a person to serve on an employee benefit plan where the performance by such person of his/her duties to the Company also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to ERISA shall be deemed “fines.”

Section 6.2     Right to Advancement of Expenses.

The right to indemnification conferred in Section 6.1 shall include the right to advancement by the Company of any and all expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the DGCL so requires, an Advancement of Expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including without limitation service to an employee benefit plan) shall be made pursuant to this Section 6.2 only upon delivery to the Company of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay, without interest, all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 6.2. An Indemnitee’s right to an Advancement of Expenses pursuant to this Section 6.2 is not subject to the satisfaction of any standard of conduct and is not conditioned upon (i) any prior determination that Indemnitee is entitled to indemnification under Section 6.1 with respect to the related Proceeding or (ii) the absence of any prior determination to the contrary.

Section 6.3     Contract Rights.

The rights to indemnification and to the Advancement of Expenses conferred in Sections 6.1 and 6.2 shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 6.4     Right of Indemnitee to Bring Suit.

If a claim under Section 6.1 or 6.2 is not paid in full by the Company within 60 calendar days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 20 calendar days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If the Indemnitee is successful in whole or in part in any such suit, or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, then the Indemnitee shall be entitled to the fullest extent permitted or required by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader reimbursements of prosecution or defense expenses than such law permitted the Company to provide prior to such amendment), to be paid also the expense of prosecuting or defending such suit. In any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. In any suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Company shall be entitled to recover such expenses, without interest, upon a Final Adjudication that the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Company (including its Board of Directors or a committee thereof, its stockholders or independent legal counsel) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including its Board of Directors or a committee thereof, its stockholders or independent legal counsel) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by an Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Company to recover an Advancement of Expenses hereunder pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, shall be on the Company.

Section 6.5     Non-Exclusivity of Rights.

The rights to indemnification and to the Advancement of Expenses conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Company’s Certificate of Incorporation, By-laws, agreement, vote of stockholders or disinterested directors or otherwise. Nothing contained in this Article VI shall limit or otherwise affect any such other right or the Company’s power to confer any such other right.

Section 6.6     Insurance.

The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 6.7     No Duplication of Payments.

The Company shall not be liable under this Article VI to make any payment to an Indemnitee in respect of any Indemnifiable Losses to the extent that the Indemnitee has otherwise actually received payment (net of any expenses incurred in connection therewith and any repayment by the Indemnitee made with respect thereto) under any insurance policy procured by the Company.

Section 6.8     Severability.

If any provision or provisions of this Article VI shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this Article VI (including, without limitation, each portion of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Article VI (including, without limitation, each such portion of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Section 6.9     Effect of Amendment.

Any amendment, repeal, or modification of any provision of this Article VI shall not adversely affect any right or protection of any Agent existing at the time of such amendment, repeal, or modification.

Section 6.10     Notice.

Notwithstanding Section 3.1, any notice, request or other communication required or permitted to be given to the Company under this Article VI shall be in writing and either delivered in person or sent by telecopy, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Company and shall be effective only upon receipt by the Secretary

ARTICLE VII. GENERAL

Section 7.1     Fiscal Year.

The fiscal year of the Company shall be fixed by resolution of the Board and may be changed by the Board.

Section 7.2     Reliance Upon Books, Reports and Records.

Each Director, each member of a committee designated by the Board, and each officer of the Company will, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports, or statements presented to the Company by any of the Company’s officers or employees, or committees of the Board, or by any other person or entity as to matters the Director, committee member, or officer believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

Section 7.3     Amendments.

Subject to Section 6.9, except as otherwise provided by law or by the Certificate of Incorporation or these Bylaws, these Bylaws or any of them may be amended in any respect or repealed at any time, either (a) at any meeting of stockholders, provided that any amendment or supplement proposed to be acted upon at any such meeting has been described or referred to in the notice of such meeting, or (b) by the Board. Notwithstanding the foregoing and anything contained in these Bylaws to the contrary, Sections 1.1, 1.3, 1.8, 1.9, 1.10, 1.11, 2.2, 2.3, 2.4 and this Section 7.3 may not be amended or repealed by the stockholders, and no provision inconsistent therewith may be adopted by the stockholders, without the affirmative vote of the holders of at least 66-2/3% of the stock of the Company of any class or series then outstanding and entitled to vote generally in the election of Directors, voting together as a single class.

Section 7.4     Forum for Adjudication of Disputes.

Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Company, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company's stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, or (4) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this bylaw.